Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949-863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858-552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND ANNUAL 2003 RESULTS

Irvine, California – January 29, 2004 – Newport Corporation (Nasdaq: NEWP) today reported financial results for the fourth quarter and year ended December 31, 2003.

Sales for the fourth quarter of 2003 totaled $36.2 million, an increase of approximately 12% compared with the $32.4 million recorded in the fourth quarter of 2002. The company reported a loss from continuing operations for the fourth quarter of 2003 of $1.7 million, or $0.04 per share, compared with a loss from continuing operations of $4.3 million, or $0.11 per share, in the corresponding prior-year period.

New orders received in the fourth quarter of 2003 totaled $37.5 million, an increase of approximately 33% compared with the $28.3 million received in the fourth quarter of 2002.

Robert G. Deuster, chairman and chief executive officer, said, “Fourth quarter orders, sales and loss per share were consistent with our expectations. While 2003 was another challenging year for Newport, we believe that the actions taken have positioned us well to benefit from the better expected global conditions in our markets in 2004.” Deuster identified a number of these actions and other factors, including:

•	New orders from customers increased sequentially every quarter in 2003.

•	Backlog scheduled to ship in the next 12 months is almost $4 million higher than at the end of 2002.

•	Successful introduction of over 100 new products in the last six months for the life and health sciences and photonics research markets provides new opportunities for sales growth in 2004.

•	Overall semiconductor capital spending has been showing strong signs of improvement for the first half of 2004, which we expect to result in increased revenue from our design wins with semiconductor front-end equipment customers.

•	Design wins for flip-chip underfill equipment at two major semiconductor back-end packaging subcontractors, which we expect to result in additional sales and orders from these customers in 2004.

“With our leaner operating structure and our expectation of higher sales, we are optimistic that we will be able to return to profitability in the first quarter of 2004,” Deuster added.

For the year ended December 31, 2003, Newport reported sales of $134.8 million, compared with sales of $164.0 million in 2002. The company reported a loss from continuing operations for 2003 of $10.6 million, or $0.27 per share, compared with a loss from continuing operations in 2002 of $70.9 million, or $1.87 per share. The results for 2002 included a restructuring charge of $43.1 million, or $1.14 per share, related to increased inventory reserves and cost reduction initiatives, net income tax expense of $14.0 million, or $0.37 per share, due primarily to the establishment of a valuation reserve for previously recorded deferred tax assets, and a charge of $6.5 million, or $0.17 per share, which was required to write down the company’s minority investment in two fiber optic component manufacturers.

Results for all periods presented account for the company’s former metrology business and its Minnesota operation as discontinued operations, reflecting the completed divestitures of those operations. Including the discontinued operations, the company incurred a net loss for the fourth quarter of 2003 of $2.0 million, or $0.05 per share, compared with a net loss of $6.0 million, or $0.16 per share, in the fourth quarter of 2002. For the year ended December 31, 2003, including the discontinued operations, Newport reported a net loss of $13.2 million, or $0.34 per share, compared with a net loss of $100.6 million, or $2.65 per share, for all of 2002. The net loss for 2002 included a one-time, non-cash charge of $14.5 million, or $0.38 per share, related to the cumulative effect of a change in accounting principle resulting from a write-down of goodwill upon adoption of Statement of Financial Accounting Standards No. 142, and the previously discussed charges of $43.1 million, or $1.14 per share, $14.0 million, or $0.37 per share, and $6.5 million, or $0.17 per share, for restructuring, a deferred tax valuation reserve and a minority investment write-down, respectively.

Fourth quarter 2003 sales to semiconductor capital equipment companies were $11.7 million, compared with $11.4 million in the fourth quarter of 2002. Sales to this segment for all of 2003 were $45.5 million, compared with $61.0 million in 2002. New orders received from semiconductor customers in the fourth quarter of 2003 were $14.3 million, compared with $6.2 million in the fourth quarter of 2002. For all of 2003, Newport reported new semiconductor market orders of $48.6 million, versus $58.2 million in 2002.

Deuster stated, “We are pleased by the indications we are seeing from semiconductor manufacturers and major semiconductor capital equipment companies of significant increases in capital spending in the first half of 2004. Our semiconductor order levels increased during the fourth quarter of 2003 on both a sequential and year-over-year basis, resulting in our largest quarterly order intake from this market since the third quarter of 2002. Although we have been disappointed over the last few years by brief and unsustained recoveries in semiconductor capital spending, we are optimistic that this rebound in spending may be broader-based and longer-lived, due to the pent-up demand created by the low overall capital spending levels over the last two years.”

Sales to customers in the life and health sciences market were $3.1 million in the fourth quarter of 2003, versus $1.7 million recorded in the fourth quarter of 2002. Sales to these markets for all of 2003 were $10.8 million, versus $8.6 million in 2002. New orders received from customers in this market in the fourth quarter of 2003 were $3.2 million, versus $2.6 million in the fourth quarter of 2002. For all of 2003, Newport recorded new orders from customers in this market of $13.9 million, versus $8.4 million in 2002.

Deuster stated, “We are pleased to see the increasing use of Newport’s photonics products in research and diagnostic applications in this market. We believe that our expertise in optics, photonics and motion control fits perfectly with the needs of this market, and that this market represents an exciting growth opportunity for Newport.”

Sales to customers in research, defense, fiber optic communications, and the other end markets Newport serves were $21.4 million in the fourth quarter of 2003, versus $19.3 million recorded in the fourth quarter of 2002. Sales to these markets for all of 2003 were $78.5 million, versus $94.4 million in 2002. New orders received from customers in these markets in the fourth quarter of 2003 were $20.0 million, versus $19.5 million in the fourth quarter of 2002. For all of 2003, Newport recorded new orders from customers in these end markets of $80.3 million, versus $87.6 million in 2002. The decline in sales and orders in 2003 compared with 2002 was due primarily to reduced sales to and orders from fiber optic communications customers.

Gross margin in the fourth quarter of 2003 was 30.9% compared with 30.2% in the fourth quarter of 2002. Gross margin for all of 2003 was 32.7% versus 15.7% for 2002. Gross margin for all of 2002 included a charge to cost of sales of $28.7 million, or 17.5% of sales, for increased inventory reserves and cost reduction actions. Gross margins for the fourth quarter and full year 2003 were negatively impacted by previously capitalized underabsorbed overhead costs. Products sold in the current quarter were produced during periods in which unabsorbed overhead costs were allocated to inventory. In accordance with generally accepted accounting principles, these variances were capitalized when the inventory was produced and are charged to cost of sales when the related products are sold. The company expects this negative impact on its gross margin to continue to some degree for the next few quarters. Gross margins for both 2003 periods were positively impacted by the company’s cost reduction actions during the second half of 2002 and throughout 2003, which included facility consolidations and headcount reductions.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2003 were $10.5 million, compared with $11.2 million in the fourth quarter of 2002. For all of 2003, SG&A expenses were $43.6 million, compared with $50.2 million for 2002. SG&A expense for the full year 2002 included expenses of $2.5 million incurred in connection with the company’s cost reduction initiatives. The reduction in SG&A expenses in both 2003 periods compared with the 2002 periods reflects the impact of the significant cost reduction steps undertaken during the last 18 months.

The company incurred $1.0 million of restructuring, impairment and other charges in the fourth quarter of 2003 related to an adjustment to accrued restructuring costs for expected settlements of remaining lease obligations and for severance costs. At this time, the company does not anticipate recording any charges to earnings for restructuring items in 2004. For all of 2003, the company incurred $1.7 million of restructuring, impairment and other charges for these same items, compared with $11.9 million in the full year of 2002.

Research and development (R&D) expense for the fourth quarter of 2003 was $4.0 million versus $5.5 million in the fourth quarter of 2002. For all of 2003, R&D expense was $18.1 million compared with $24.4 million in 2002. The lower R&D expense in the current year periods resulted from reductions in R&D spending in the fiber optic communications area, as well as from the company’s overall efforts to maximize the focus and efficiency of its R&D activities. The company reaffirmed that it will continue to fund key R&D efforts, focusing on those projects most likely to yield future sales growth.

Interest and other income, net, totaled $1.8 million for the fourth quarter of 2003, compared with $3.0 million in the fourth quarter of 2002. For all of 2003, interest and other income, net was $8.0 million, versus $10.3 million in 2002. The decrease in the fourth quarter and year ended December 31, 2003 compared with the 2002 periods resulted primarily from lower interest earned due to lower yields on cash and marketable securities.

The company recorded an income tax benefit of $0.8 million in the fourth quarter of 2003, compared with $0.5 million of expense in the fourth quarter of 2002. For all of 2003, the company recorded an income tax benefit of $0.8 million, compared with a $14.0 million tax expense for all of 2002. The income tax benefit in 2003 was attributable to Federal income tax refunds and refundable foreign income tax incentives related to research and development, both of which occurred in the fourth quarter of 2003 and were in excess of the amounts originally estimated, and to the favorable settlement of various IRS examinations, none of which are expected to recur in future periods. The income tax expense in 2002 was primarily due to a valuation allowance that was recorded against the company’s deferred tax assets.

The company had $267.3 million in cash, cash equivalents and marketable securities at the end of 2003, compared with $284.3 million at the end of 2002.

Deuster summarized, “Although we are disappointed that we did not return to profitability in 2003, we believe we are entering 2004 with positive momentum. We believe that the current strength in the semiconductor industry and our additional penetration in the life and health sciences market will allow us to overcome the seasonally lower sales and orders from research and industrial customers we have generally seen in the first quarter of the year.”

FIRST QUARTER 2004 BUSINESS OUTLOOK

The following statements refer to the company’s continuing operations, and are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below.

The company’s sales for the first quarter of 2004 are expected to increase to approximately $38.0 million to $39.5 million.

Gross margin for the first quarter of 2004 is expected to be in the range of 33% to 34%. The improvement in gross margin resulting from the anticipated increase in sales is expected to be offset in part by previously capitalized underabsorbed overhead costs that will be charged to cost of sales as the anticipated sales volume increases in the first quarter of 2004.

SG&A expenses for the first quarter of 2004 are expected to be in the range of $10.0 million to $11.0 million.

R&D spending is expected to be approximately $4.0 million in the first quarter of 2004.

The company expects interest and other income, net, to be between $1.2 million and $1.5 million in the first quarter of 2004, depending on interest rates, potential realized gains on marketable securities, cash balances, foreign exchange markets and potential business development activity.

Due to the expected utilization of state, Federal and foreign tax benefits, the company does not expect to record any tax expense in the first quarter of 2004.

For the first quarter of 2004, based on the factors noted above, the company expects to record results from continuing operations in the range of breakeven to income of $0.02 per share.

The company expects the number of diluted common shares used in computing earnings per share to be in the range of 40 to 41 million.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, January 29, 2004, at 5:00 p.m. Eastern Time to review the company’s fourth quarter results and outlook for the first quarter of 2004. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.companyboardroom.com. Rebroadcast over the Internet will be available through 8:00 p.m. Eastern Time, Wednesday, February 4, 2004, on both Web sites. A telephonic playback of the conference call will also be available through midnight Eastern Time, Monday, February 2, 2004. Listeners should call 888-203-1112 (domestic) or 719-457-0820 (international) and use confirmation code 635198.

This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter 2004 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations and Other Operating Data

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Consolidated statement of operations:
Net sales	$36,225	$32,434	$134,789	$163,994
Cost of sales	25,036	22,629	90,746	138,183

Gross profit	11,189	9,805	44,043	25,811

Selling, general and administrative expense	10,534	11,174	43,573	50,222
Research and development expense	3,992	5,492	18,145	24,383
Restructuring, impairment and other charges	1,012	—	1,705	11,883

Operating loss	(4,349)	(6,861)	(19,380)	(60,677)

Interest and other income, net	1,825	3,034	8,013	10,269
Asset write-down	—	—	—	(6,490)

Loss from continuing operations before income taxes	(2,524)	(3,827)	(11,367)	(56,898)
Income tax provision (benefit)	(812)	480	(812)	14,011

Loss from continuing operations	(1,712)	(4,307)	(10,555)	(70,909)

Loss from discontinued operations	(302)	(1,732)	(2,605)	(15,209)

Cumulative effect of a change in accounting principle	—	—	—	(14,500)

Net loss	$(2,014)	$(6,039)	$(13,160)	$(100,618)

Basic and diluted loss per share:
Loss from continuing operations	$(0.04)	$(0.11)	$(0.27)	$(1.87)
Loss from discontinued operations	(0.01)	(0.05)	(0.07)	(0.40)
Cumulative effect of a change in accounting principle	—	—	—	(0.38)

Net loss	$(0.05)	$(0.16)	$(0.34)	$(2.65)

Shares used in computation of basic and diluted net loss per share:	38,896	38,430	38,685	37,970

Other operating data:
New orders received during the period	$37,471	$28,298	$142,771	$154,233
Backlog at end of year scheduled to ship within 12 months			$33,523	$29,740

Newport Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
(In thousands)	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$11,795	$44,059
Marketable securities	255,507	240,254
Accounts receivable, net	23,960	18,534
Inventories	54,854	54,964
Prepaid expenses and other current assets	6,000	7,995
Assets of discontinued operations	—	3,840

Total current assets	352,116	369,646

Property, plant and equipment, net	32,734	35,774
Goodwill	57,606	57,529
Deferred tax assets	14,900	15,570
Investments and other assets	10,863	7,819

	$468,219	$486,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,517	$6,213
Accrued payroll and related expenses	7,811	9,900
Accrued expenses and other current liabilities	9,567	14,016
Accrued restructuring costs	1,124	3,910
Current portion of long-term debt	272	2,214

Total current liabilities	27,291	36,253

Long-term debt	1,612	1,230
Accrued restructuring costs and other liabilities	907	2,338

Stockholders’ equity	438,409	446,517

	$468,219	$486,338

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